Exhibit 14.1

As Approved October 2, 2013

AMPLIPHI BIOSCIENCES CORPORATION CODE OF BUSINESS CONDUCT AND ETHICS

i

Ampliphi biosciences corporation

CODE OF BUSINESS CONDUCT AND ETHICS

POLICY STATEMENT

It is the policy of AmpliPhi Biosciences Corporation (the “Company” or “AmpliPhi”) to conduct its affairs in accordance with all applicable laws, rules and regulations of the jurisdictions in which it does business. This Code of Business Conduct and Ethics (“Code”) applies to the Company’s employees, officers and non-employee directors, including the Company's principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions (“Designated Executives”). This Code is the Company’s “code of ethics” as defined in Item 406 of Regulation S-K. This Code is designed to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting to the appropriate person of violations of this Code; and

•	accountability for adherence to this Code.

AmpliPhi has established standards for behavior that affects the Company, and employees, officers and directors must comply with those standards. The Company promotes ethical behavior and encourages employees to talk to supervisors, managers, the AmpliPhi Compliance Team, or other appropriate personnel when in doubt about the best course of action in a particular situation. Non-employee directors are encouraged to talk to the Chair of the Audit Committee in such situations. Anyone aware of a situation that he or she believes may violate or lead to a violation of this Code should follow the guidelines under “Compliance and Reporting” below.

The Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide you. Specific Company policies and procedures provide details pertinent to many of the provisions of the Code. Many of these policies and procedures can be found at http://www.ampliphibio.com/investor-relations.html. These policies and procedures are not a part of the Code or incorporated herein. Although there can be no better course of action than to apply common sense and sound judgment, do not hesitate to use the resources available whenever it is necessary to seek clarification.

1

APPROVALS AND WAIVERS; AMENDMENTS; INTERPRETATION

Certain provisions of this Code require you to act, or refrain from acting, unless prior approval is received from the appropriate person. Employees requesting approval pursuant to this Code should request such approval in writing from the Compliance Officer. Approvals relating to executive officers and directors must be obtained from the Company’s Board of Directors, or a committee thereof. All other approvals may be granted by the Compliance Officer, or such officer’s designee.

Other provisions of this Code require you to act, or refrain from acting, in a particular manner and do not permit exceptions based on obtaining an approval. Waiver of those provisions may only be granted by the Company’s Board of Directors, or a committee thereof, and waivers relating to executive officers and directors must be promptly disclosed to shareholders. All other waivers may be granted by the Compliance Officer, or such officer’s designee.

Changes in this Code may only be made by the Board of Directors and must be promptly disclosed to shareholders. In some situations it may not be clear whether a provision of the Code is intended to apply to particular conduct. In such situations the Board of Directors and the Nominating and Corporate Governance Committee have full power and authority to interpret the Code in a manner that they believe reflects the intent of the Board, and no determination that the Code was not intended to apply to such conduct shall be deemed to be a waiver of the Code’s prohibitions.

CONFLICTS OF INTEREST

A conflict of interest arises when your personal interests interfere with your ability to act in the best interests of the Company. Employees must discharge their responsibilities on the basis of what is in the best interest of the Company independent of personal consideration or relationships. Non-employee directors must discharge their fiduciary duties as directors of the Company.

Employees should disclose any potential conflicts of interest to the Compliance Officer or such officer’s designees, who can advise the employee as to whether or not the Company believes a conflict of interest exists. An employee should also disclose potential conflicts of interest involving the employee’s spouse, siblings, parents, in-laws, children and members of the employee’s household. Non-employee directors may discuss any concerns with the Chair of the Audit Committee.

Corporate Opportunities & Resources

You are prohibited from taking for yourself personal opportunities that are discovered through the use of corporate property, information or position without approval. Without approval, you may not use corporate property, information or position for personal gain. No employee may compete with the Company, directly or indirectly, except as permitted by Company policies.

2

All employees should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes.

Company resources may be used for minor personal uses, so long as such use is reasonable, does not interfere with your duties, is not done for pecuniary gain, does not conflict with the Company’s business and does not violate any Company policy.

Indirect Interests and Relationships

A conflict of interest can also arise because of the business activities of your close relations. For example, an employee may have a potential conflict of interest wherever a close relative has a significant relationship with, or has a significant financial interest in, any supplier, customer or competitor.

An employee may not make or attempt to influence any decision that could directly or indirectly benefit his or her close relative. To protect the employee and the Company from the appearance of a conflict of interest, he or she should make appropriate disclosure of the interest to the Compliance Officer or such officer’s designee.

BUSINESS RELATIONSHIPS

AmpliPhi seeks to outperform its competition fairly and honesty. The Company seeks competitive advantages through superior performance, not unethical or illegal business practices. Each employee must endeavor to deal fairly with the Company's customers, suppliers, competitors and employees and must not take advantage of them through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair-dealing practice.

FAIR COMPETITION

Fair competition laws, including the U.S. antitrust rules, limit what AmpliPhi can do with another company and what AmpliPhi can do on its own. Generally, the laws are designed to prohibit agreements or actions that reduce competition and harm consumers. You may not enter into agreements or discussions with competitors that have the effect of fixing or controlling prices, dividing and allocating markets or territories, or boycotting suppliers or customers. U.S. and foreign antitrust laws also apply to imports and exports.

GIFTS, GRATUITIES, ENTERTAINMENT AND OTHER CONSIDERATIONS

Use of Company funds or other Company property for illegal, unethical or otherwise improper purposes is prohibited. The purpose of business entertainment and gifts in a commercial setting is to create goodwill and a sound working relationship, not to gain personal advantage with customers or suppliers.

3

Loans

Employees may not accept loans from any person or entities having or seeking business with the Company. Designated Executives and directors may not receive loans from the Company, nor may the Company arrange for any loan.

Bribes and Kickbacks

The use of Company funds, facilities or property for any illegal or unethical purpose is strictly prohibited; provided, that certain facilitating payments discussed in “Doing Business Internationally” are permitted.

•	You are not permitted to offer, give or cause others to give, any payments or anything of value for the purpose of influencing the recipient’s business judgment or conduct in dealing with the Company other than facilitating payments.

•	You may not solicit or accept a kickback or bribe, in any form, for any reason.

DOING BUSINESS INTERNATIONALLY

AmpliPhi is committed to the highest business conduct standards wherever it operates. AmpliPhi observes these standards worldwide, even at the risk of losing business. While no one can anticipate all the situations that may present challenges to AmpliPhi employees doing business in the worldwide marketplace, the following guidelines always apply:

All employees, directors and officers must:

•	Observe all laws and regulations, both U.S. and non-U.S., that apply to AmpliPhi’s business abroad.

•	Observe all licensing requirements and the requirements of applicable import and export control laws, including the regulations promulgated by the Office of Foreign Asset Control (OFAC) of the U.S. Department of the Treasury, the Export Administration Act and the International Traffic in Arms Regulations, as well as the import and export laws and regulations of all countries applicable to our global business.

•	Observe all privacy and data protection laws and regulations of other countries (such as Japan, Hong Kong, Australia, Canada and Argentina) and authorities (such as the European Union).

All employees, directors and officers must not:

•	Cooperate with illegal boycotts.

•	Enter into an agreement with an agent or consultant that relates to AmpliPhi’s business outside the United States unless it has been approved by the Company.

4

•	Directly or indirectly offer, accept or provide anything of value, including but not limited to a bribe, kickback, special commission or fee, in order to influence a government official or private party or to obtain an improper advantage. This prohibition includes, but is not limited to, obtaining business for the Company from private businesses or government bodies, anywhere in the world.

•	This prohibition also includes, but is not limited to, giving, promising or authorizing any other person to give or promise any payments or anything of value to a private party, a foreign official, a foreign political party or official thereof, or any candidate for foreign political office for the purpose of (i) influencing any act or decision, (ii) inducing such official, party or candidate to do or omit to do any act in violation of the lawful duty of such official, party or candidate, or (iii) inducing such official, party or candidate to use his or her influence with a foreign government or agency to affect or influence any act or decision of such foreign government or agency.

The laws governing AmpliPhi’s business in foreign countries are extensive and complex, and may be different from those in the United States. No new AmpliPhi services or products should be offered in any new country without prior approval, and then only in accordance with the applicable local country’s regulations and requirements.

Facilitating Payments to Low-Level Non-U.S. Governmental Employees and Officials for Non-Discretionary Action

AmpliPhi is committed to complying with the laws of the countries where it operates. In some countries, a very limited category of small payments to facilitate or expedite routine nondiscretionary governmental actions may be permitted as exceptions to antibribery laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”). The requirements pertaining to such payments are complex. AmpliPhi employees engaged in international business activities must obtain prior approval of the Compliance Officer before making any such payment.

These “facilitating payments” to non-U.S. governmental officials are distinguished from payments made to influence a discretionary decision or to cause violation of, or an act in conflict with, the interests of an individual’s employer, which are strictly prohibited.

GOVERNMENT CONTRACTING

Detailed laws and regulations govern virtually every aspect of doing business with the U.S. government and its agencies. Activities that might be permitted when working with the private sector may be improper or even illegal when a national or local government is the customer.

AmpliPhi employees should seek to adhere to the highest standards of honesty and integrity in their relations with government officials and employees. For example, employees should observe the following principles when bidding or performing government contracts:

•	Do not offer or provide meals, transportation, gifts or other consideration to government employees except as permitted under applicable law and Company policy.

5

•	Obey the regulations governing current and post-government employee conflicts of interests. Obtain all appropriate government approvals prior to recruiting or hiring current or former government employees.

•	Obtain appropriate licenses prior to exporting or even discussing certain technologies with citizens of other countries.

•	Obey any requirements that may restrict access to source selection or competitive information.

AmpliPhi employees who deal with government representatives are responsible for knowing and obeying the laws and regulations applicable to doing business with the U.S. government.

POLITICAL CONTRIBUTIONS AND LOBBYING

No political contributions are to be made using AmpliPhi funds or assets, or the funds or assets of any AmpliPhi subsidiary, to any political party, political campaign, political candidate or public official in the United States or any foreign country, unless the contribution is lawful and expressly authorized in writing. In addition, you may not make a political contribution on behalf of AmpliPhi or its subsidiaries, or with the appearance that such contribution is being made on behalf of AmpliPhi or its subsidiaries, unless expressly authorized in writing. A “contribution” is any direct or indirect payment, distribution, loan, advance, deposit, or gift of money, services or anything of value in connection with an election or to an organization or group formed to support or defend a referendum or ballot issue.

Nothing in this Code is intended to discourage you from making contributions of your own time or funds to political parties or candidates of your choice. However, you will not be compensated or reimbursed by AmpliPhi for any personal contributions.

Employees must obtain prior approval to hire outside counsel or a public affairs firm to contact government officials regarding legislation, regulatory policy, or rule making. This includes grassroots lobbying contacts.

ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

You are responsible for the accuracy of your records, time sheets and reports. Accurate information is essential to AmpliPhi’s ability to meet legal and regulatory obligations and to compete effectively. The records and books of account of AmpliPhi must meet the highest standards and accurately reflect the true nature of the transactions they record. Destruction of any records, books of account or other documents except in accordance with AmpliPhi’s document retention policy is strictly prohibited.

You must not create false or misleading documents or accounting, financial or electronic records for any purpose relating to AmpliPhi, and no one may direct an employee to do so. For example, expense reports must accurately document expenses actually incurred in accordance with AmpliPhi policies. You must not obtain or create “false” invoices or other misleading documentation or invent or use fictitious entities, sales, purchases, services, loans or other financial arrangements for any purpose relating to AmpliPhi. Employees are also responsible for accurately reporting time worked.

6

No undisclosed or unrecorded account or fund may be established for any purpose. No false or misleading entries may be made in the Company’s books or records for any reason. No disbursement of corporate funds or other corporate property may be made without adequate supporting documentation or for any purpose other than as described in the documents. All employees must comply with generally accepted accounting principles and the Company’s internal controls at all times.

GOVERNMENT INVESTIGATIONS

It is the policy of the Company to cooperate with all government investigations. You must promptly notify counsel of any government investigation or inquiries from government agencies concerning AmpliPhi. You may not destroy any record, books of account, or other documents relating to AmpliPhi except in accordance with the Company’s document retention policy. If you are aware of a government investigation or inquiry you may not destroy any record, books of account, or other documents relating to AmpliPhi unless advised by the Compliance Officer or the officer’s designee, that you may continue to follow the Company’s normal document retention policy.

You must not obstruct the collection of information, data or records relating to AmpliPhi. The Company provides information to the government that it is entitled to during an inspection, investigation, or request for information. You must not lie to government investigators or making misleading statements in any investigation relating to AmpliPhi. You must not attempt to cause any employee to fail to provide accurate information to government investigators.

REGULATORY COMPLIANCE; SEC AND EXCHANGE REQUIREMENTS

The Company operates in a highly regulated environment. The agencies that regulate its business include the FDA, plus many other federal, state and local agencies. The Company and its employees must comply with the regulatory requirements of these agencies. Employees are expected to take an active role by being knowledgeable about all applicable laws and regulations, attending trainings and requesting information. Employees are required to immediately report regulatory violations, suspected regulatory violations, or potentially harmful or dangerous conditions to a supervisor.

The Company also must comply with the rules and regulations of the Securities and Exchange Commission and the rules of any national exchange on which the Company’s shares are listed for trading, such as the NYSE MKT. It is the Company’s policy to provide full, fair, accurate, timely and understandable disclosure in periodic reports and documents required to be filed by the Company and to comply with applicable exchange and governmental rules and regulations.

INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES

Employees, officers and directors who have access to the Company’s confidential information are not permitted to use for their personal benefit or the benefit of others, or share that information for stock trading purposes or for any other purpose, except when the use is primarily for the purpose of benefiting the Company in the conduct of its business.

7

Insider Trading

Inside information is material information about a publicly traded company that is not known by the public. Information is deemed “material” if it could affect the market price of a security or if a reasonable investor would attach importance to the information in deciding whether to buy, sell or hold a security. Inside information typically relates to financial conditions or other material events, such as progress toward achieving revenue and earnings targets or clinical trial results. To the extent material and nonpublic, inside information would also include the status of negotiations for material agreements, proposed mergers, acquisitions or tender offers, new products or services, material contract awards and other similar information. Inside information is not limited to information about AmpliPhi. It also includes material non-public information about others, including the Company’s collaborators, customers, suppliers, and competitors.

Insider trading is prohibited by law. It occurs when an individual with material, non-public information trades securities or communicates such information to others who trade. The person who trades or “tips” information violates the law if he or she has a duty or relationship of trust and confidence not to use the information.

Trading or helping others trade while aware of inside information has potential serious legal consequences, even if the Insider does not receive any personal financial benefit. Insiders may also have an obligation to take appropriate steps to prevent insider trading by others. For additional guidelines, please see AmpliPhi’s Insider Trading Policy.

ENVIRONMENTAL

AmpliPhi must fully comply with all state and federal laws relating to the protection of the environment in the conduct of its business. Employees must use, store and dispose all hazardous materials properly and in accordance with applicable regulations. Employees must report, in accordance with Company policies, all circumstances under which hazardous materials or wastes come in contact with the environment, are improperly handled or disposed of, or where a potential violation of law may exist.

COMPLIANCE AND REPORTING

Compliance

Any employee who violates the provisions of this Code will be subject to disciplinary action, up to and including termination. Willful disregard of criminal statutes underlying this Code may require the Company to refer such violation for criminal prosecution or civil action.

Reporting Procedures and Other Inquiries

Questions regarding the policies in this Code may be directed to the Compliance Officer or the Compliance Team. Managers and supervisors are also resources who can provide timely advice and guidance to employees on ethics and compliance concerns. Any employee having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code is encouraged to promptly report the matter to his or her immediate supervisor or to t. The names and contact information for the members of the Compliance Team are set out below. Directors are encouraged to discuss any issues or concerns with the Compliance Officer.

8

If you have concerns relating to AmpliPhi’s accounting, internal controls or auditing matters, you may also confidentially, and anonymously if you desire, submit the information in writing to the Company’s Audit Committee in accordance with the policy relating to Reporting Complaints Regarding Accounting, Internal Accounting Controls or Auditing Matters and Policy Prohibiting Retaliation Against Reporting Employees.

When submitting concerns, you are asked to provide as much detailed information as possible. Providing detailed, rather than general, information will assist us in effectively investigating complaints. This is particularly important when you submit a complaint on an anonymous basis, since we may be unable to contact you with requests for additional information or clarification. If you submit your concerns anonymously, please provide details in a manner that does not inadvertently disclose your identity (e.g. refer to “John Smith” rather than “my supervisor, John Smith”).

We are providing these anonymous reporting procedures so that you may disclose genuine concerns without feeling threatened. However, the Company prohibits retaliation against employees who choose to identify themselves when submitting a report in good faith, and takes measures to keep confidential the identities of employees who choose to identify themselves when submitting their reports. Employees who identify themselves may be contacted in order to gain additional information.

All conversations, calls and reports made under this policy in good faith will be taken seriously. Any allegations that are knowingly false or without a reasonable belief in the truth and accuracy of such information will be viewed as a serious disciplinary offense.

Policy Prohibiting Unlawful Retaliation or Discrimination

Neither the Company nor any of its employees may discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee who in good faith:

•	provides information or assists in an investigation relating regarding any conduct which the employee reasonably believes constitutes a violation of Fraud Laws (as defined below);

•	files, testifies, participates or otherwise assists in a proceeding that is filed or about to be filed (with any knowledge of the Company) relating to an alleged violation of a Fraud Law;

•	provides truthful information to a law enforcement officer relating to the commission or possible commission of any federal offense; or

•	engages in any other conduct protected by law.

9

This policy applies in any instance where such information or assistance provided to, or the investigation is conducted by, a federal regulatory or law enforcement agency, any member or committee of Congress, or any person with supervisory authority over the employee or the authority to investigate misconduct relating to potential securities violations by the Company or its employees. For purposes of this policy, a “Fraud Law” is a violation of federal criminal law involving:

•	securities fraud, mail fraud, bank fraud or wire, radio or television fraud;

•	violations of SEC rules or regulations; or

•	violations of any federal law relating to fraud against shareholders.

The AmpliPhi Compliance Team:

[Insert names and contact information]

This document is not an employment contract between AmpliPhi and its employees, nor does it modify their employment relationship with the Company.

This Code is intended to clarify your existing obligation for proper conduct. The standards and the supporting policies and procedures may change from time to time in the Company’s discretion. You are responsible for knowing and complying with the current laws, regulations, standards, policies and procedures that apply to the Company’s work. The most current version of this document can be found at http://www.ampliphibio.com/investor-relations.html.

10